                                                                   EXHIBIT 14(f)









                                   SIMPLE IRA

                                       AN
                      EMPLOYER SPONSORED RETIREMENT ACCOUNT












                                 EMPLOYEE FORMS
                                       and
                    DISCLOSURE STATEMENT/CUSTODIAL AGREEMENT







                               J.D.Bradford & Co.
             Members New York Stock Exchange, Inc. - Member S.I.P.C.



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                             SETTING UP A SIMPLE IRA
                              Employee Instructions



Dear Employee,

Thank you for choosing to establish your SIMPLE IRA Account with J.C. Bradford & Co. Please follow the instructions below to complete the enclosed paperwork.


STEP 1 Complete, sign and date the following:

          - SIMPLE IRA ADOPTION AGREEMENT: Keep the copy and return the original to your Bradford Broker.

          - SALARY REDUCTION AGREEMENT (SRA): This is necessary to authorize your employer of the specific amount you wish to withhold from your paycheck to have deposited into your SIMPLE IRA retirement account. You will need to complete a new form any time you choose to change your salary deferral election. Return the SRA to your employer.

          - CUSTOMER ACCOUNT AGREEMENT & W-9 FORM: Provided by your Bradford Broker.

STEP 2   Please keep copies of all forms

STEP 3 READ AND RETAIN THE IRS APPROVAL LETTER AND DISCLOSURE PROTION OF THIS BOOKLET. IT CONTAINS IMPORTANT INFORMATION REGARDING YOUR PLAN BENEFITS.




Feel free to contact your Bradford Broker, if you have any questions regarding your investments or this account..


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                                     Page 2

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                               J.C. Bradford & Co.
              Members New York Stock Exchange, Inc. Member S.I.P.C.
                          SIMPLE IRA ADOPTION AGREEMENT


CHECK ONE                        CHECK ONE             INITIAL CONTRIBUTION

[ ] 1 New  [ ] 2 Transfer   This SIMPLE IRA is for the:  Employee (E9_) $_______
[ ] 3 Rollover  [ ] 4 Amended  [ ] 5 Owner (62)     (61) Employer (ES_) $_______
[ ] 6 Employee

                                                      Date of Contribution______
Name __________________________  Account Number___________________________

Address______________________  City________________  State_________  Zip________
hereby adopts the J.C. Bradford & Co. Self-Directed SIMPLE Individual Retirement Account.
Date of Birth ______/_______/_______  Social Security Number __________________

                              PRIMARY BENEFICIARIES

    NAME        RELATIONSHIP       DATE OF BIRTH           SOCIAL SECURITY NO.



                              ALTERNATE BENEFICIARY

    NAME        RELATIONSHIP       DATE OF BIRTH           SOCIAL SECURITY NO.



IMPORTANT: Please be advised that if a QTIP Trust is named as beneficiary of this SIMPLE IRA, the QTIP Trustee has sole responsibility for the computation and timing of all payouts. The Trustee must provide this information in writing to J.C. Bradford & Co. who serves as Custodian.

                                    IMPORTANT

IF YOU ARE A RESIDENT OF A COMMUNITY PROPERTY STATE SUCH AS: ARIZONA, CALIFORNIA, IDAHO, LOUISIANA, NEVADA, NEW MEXICO, TEXAS, WASHINGTON, OR WISCONSIN, YOU MUST COMPLETE THIS SECTION:

                             CURRENT MARITAL STATUS

[ ] 7 I am not married, but I understand that if I become married in the future, I must complete a new SIMPLE IRA Adoption Agreement.

[ ] 8 I am married and I understand that if I choose to designate a primary beneficiary other than my spouse, my spouse must sign below.

                                 SPOUSAL CONSENT

This section should be reviewed if either the trust or the residence of the SIMPLE IRA holder is located in a community property state AND married. Due to the tax consequences resulting from releasing one's community property interest, individuals signing this section should consult with a competent tax or legal advisor. I am the spouse of the above-named SIMPLE IRA owner. I acknowledge that I have received a fair and reasonable disclosure of my spouse's property and financial obligations. Due to the tax consequences of releasing my interest in this SIMPLE IRA, it has been recommended that I consult with a tax professional. I hereby give the SIMPLE IRA owner any interest I have in the funds or property deposited in this SIMPLE IRA, including all future earnings and increases, and irrevocably consent to the beneficiary designation(s) indicated above. I assume full responsibility for any adverse consequences that may result. No tax or legal advice has been offered by the Custodian.

________________________________                      ________________________
(Signature of spouse)                                 (Date)

On ____________, 199__ before me, ________________________________, a Notary
Public, State of ____________, personally appeared ___________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and official seal.
                                             _________________________________
                                                        NOTARY PUBLIC


                            COMPLETE ONLY IF ROLLOVER


I hereby irrevocably designate this contribution of cash in the amount of $___________ and/or specific SIMPLE IRA assets having an approximate value of:

$___________ as a SIMPLE IRA rollover contribution. I am rolling over this contribution within sixty days of receipt. This rollover contribution is from another SIMPLE IRA.

My annual individual contribution limit will not exceed $6,000 or such limits as may be prescribed by law.

I appoint J.C. Bradford & Co. to serve as custodian in accordance with the terms and conditions of this document and hereby acknowledge that I have received and read the J.C. Bradford & Co. SIMPLE IRA Disclosure Statement/Custodial Agreement and agree to the conditions of the following fee schedule: $35.00 Annual Maintenance Fee, $50.00 Transfer Fee plus current year's maintenance fee. I realize these fees are subject to change and that J.C. Bradford & Co. has the right to liquidate my SIMPLE IRA assets or to close my SIMPLE IRA account, if these fees are not paid by September 1 of each year.

By                                          Date
   ____________________________                  ______________________
      SIGNATURE


_______________________________
CUSTODIAN'S SIGNATURE


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                        Model Salary Reduction Agreement

I.       SALARY REDUCTION ELECTION
         Subject to the requirements of the SIMPLE plan of _____________________ (name of employer) I authorize _____% or $_________ (which equals ________% of my current rate of pay) to be withheld from my pay for each pay period and contributed to my SIMPLE IRA as a salary reduction contribution.

II.      MAXIMUM SALARY REDUCTION
         I understand that the total amount of my salary reduction contributions in any calendar year cannot exceed $6,000.*

III.     DATE SALARY REDUCTION BEGINS
         I understand that my salary reduction contributions will start as soon as permitted under the SIMPLE plan and as soon as administratively feasible or, if later, . (Fill in the date you want salary reduction contributions to begin. The date must be after you sign this agreement.).

IV.      EMPLOYEE SELECTION OF FINANCIAL INSTITUTION
         I select the following financial institution to serve as trustee, custodian, or issuer of my SIMPLE IRA.


--------------------------------------------------------------------------------
Name of financial institution


--------------------------------------------------------------------------------
Address of financial institution


--------------------------------------------------------------------------------
SIMPLE IRA account name and number

         I understand that I must establish a SIMPLE IRA to receive any contributions made on my behalf under this SIMPLE plan. If the information regarding my SIMPLE IRA is incomplete when I first submit my salary reduction agreement, I realize that it must be completed by the date contributions must be made under the SIMPLE plan. If I fail to update my agreement to provide this information by that date, I understand that my employer may select a financial institution for my SIMPLE IRA.

V.       DURATION OF ELECTION

         This salary reduction agreement replaces any earlier agreement and will remain in effect as long as I remain an eligible employee under the SIMPLE plan or until I provide my employer with a request to end my salary reduction contributions or provide a new salary reduction agreement as permitted under this SIMPLE plan.


Signature of employee
                     -----------------------------------------------------------

Date
    -----------------------------------


*This amount will be adjusted to reflect any annual cost-of-living increases announced by the IRS.

INTERNAL REVENUE SERVICE                            DEPARTMENT OF THE TREASURY

Plan Name:  SIMPLE IRA Custodial Account            Washington, DC  20224
FFN:  50108720009-901  Case:  9770232   EIN: 62-0136910
Letter Serial No:  D190030a                  Contact Person:  Ms. Arrington

         J.C. Bradford & Co.                 Telephone Number:  (202) 622-8173

         330 Commerce Street                 In Reference to:  CP:E:EP:T5

         Nashville, TN  37201                Date:  09/26/97

Dear Applicant:

In our opinion, the form of the prototype trust, custodial account or annuity contract identified above is acceptable under section 408 of the Internal Revenue Code, as amended through the Taxpayer Relief Act of 1997, for use as a SIMPLE IRA under Code section 408(p). This opinion letter may not be relied on with respect to whether a SIMPLE IRA Plan, under which contributions are made by an employer to the SIMPLE IRA, satisfies the requirements of Code section 408(p).

Each individual who adopts this approved prototype will be considered to have a SIMPLE IRA that satisfies the requirements of Code section 408, provided he or she follows the terms of the approved prototype document, does not engage in certain transactions specified in Code section 408(e), and, if the SIMPLE IRA is a trust or custodial account, the trustee or custodian is a bank within the meaning of Code section 408(n) or has been approved by the Internal Revenue Service pursuant to Code section 408(a)(2).

Code section 408(i) and related regulations require that the trustee, custodian or issuer of a contract provide a disclosure statement to each adopting individual as specified in the regulations. Publication 590, Tax Information on Individual Retirement Arrangements, gives information about the items to be disclosed. The trustee, custodian or issuer of a contract is also required to provide each adopting individual with annual reports of all transactions related to the SIMPLE IRA.

The Internal Revenue Service has not evaluated the merits of this SIMPLE IRA and does not guarantee contributions or investments made under the SIMPLE IRA. Furthermore, this letter does not express any opinion as to the applicability of Code section 4975, regarding prohibited transactions.

The prototype SIMPLE IRA may have to be amended to include or revise provisions in order to comply with future changes in the law or regulations.

If you have any questions concerning IRS processing of this case, call us at the above telephone number. Please refer to the File Folder Number (FFN) shown in the heading of this letter. Please provide those adopting this prototype with your telephone number, and advise them to contact your office if they have any questions about the operation of their SIMPLE IRA. Please provide a copy of this letter to each adopting individual.

You should keep this letter as a permanent record. Please notify us if you terminate sponsorship of this prototype SIMPLE IRA.

                                    Sincerely yours,



                                    Chief, Employee Plans Technical Branch 5




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                     SIMPLE IRA CUSTODIAL ACCOUNT AGREEMENT


         THIS AGREEMENT entered into by and between each individual who executes an Adoption Agreement incorporating this Agreement (hereinafter referred to as "Depositor") and J. C. BRADFORD & CO., (hereinafter referred to as "Custodian"), having its principal place of business at 330 Commerce Street, Nashville, Tennessee 37201.

                                   WITNESSETH:

WHEREAS, the Depositor desires to provide for his retirement and for the support of his Beneficiaries upon his death; and

WHEREAS, to accomplish this purpose, the Depositor desires to establish a SIMPLE individual retirement account (hereinafter referred to as "the account") as described in Sections 408(a) and 408(p) of the Internal Revenue Code of 1986, as amended, or any successor statute; and

WHEREAS, the Custodian has provided the Depositor with the disclosure statement required under the Income Tax Regulation under Section 408(i) of the Code;

NOW, THEREFORE, the Depositor (or the spouse of the Depositor) has transferred, assigned, and conveyed to the Custodian the property described in the Adoption Agreement, and it is agreed by and between the Depositor and the Custodian the following:

ARTICLE I

Contributions

         (1) The SIMPLE IRA will accept only cash contributions made on behalf of the Depositor pursuant to the terms of a SIMPLE IRA Plan described in Section 408(p) of the Internal Revenue Code. A rollover contribution or a transfer of assets from another SIMPLE IRA of the Depositor will also be accepted. No other contributions will be accepted.

         (2) If contributions made on behalf of the Depositor pursuant to a SIMPLE IRA Plan maintained by the Depositor's employer are received directly by the Custodian from the employer, the Custodian will provide the employer with the summary description required by Section 408(l)(2) of the Internal Revenue Code.

ARTICLE II

Nonforfeiture

         The Depositor's interest in the balance in the custodial account shall at all times be nonforfeitable.


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ARTICLE III

Investment in General

(1) No part of the custodial funds shall be invested in life insurance contracts; nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5) of the Code).

(2) No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m) of the Code).

(3) This custodial account is created, administered and held for the exclusive benefit of the Depositor and his Beneficiaries.

ARTICLE IV

Distribution

(1) Notwithstanding any provision of this Agreement to the contrary, the distribution of a Depositor's interest in the custodial account shall be made in accordance with the minimum distribution requirements of Section 408(a)(6) or Section 408(b)(3) of the Code and the Income Tax Regulations thereunder, including the incidental death benefit provisions of Section 1.401 (a)(9)-2 of the proposed Income Tax Regulations, all of which are herein incorporated by reference.

(2) The Depositor's entire interest in the custodial account must be distributed, or begin to be distributed, by the Depositor's "required beginning date," which is the April 1 following the calendar year in which the Depositor attains age 70 1/2. For such succeeding year, a distribution must be made on or before December 31. By the required beginning date the Depositor shall elect, in a manner and at such time as may be acceptable to the Custodian, to have the balance in the custodial account distributed in one of the following forms: (a) a single lump sum payment;

(b) an annuity contract providing equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor;

(c) an annuity contract providing equal or substantially equal monthly, quarterly or annual payments over the joint and last survivor lives of the Depositor and his designated Beneficiary;

(d) equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the Depositor's life expectancy; or



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

(e) equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his designated Beneficiary.

         Even if distributions have begun to be made under option (d) or (e), the Depositor may receive a distribution of the balance in the custodial account at any time by giving written notice to the Custodian. The Depositor shall be solely responsible for making the necessary election and commencing distribution by the required beginning date.

         The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Depositor's benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Depositor's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable, of
Section 1.401(a)(9)-2 of the proposed Income Tax Regulations.

         Distributions after the death of the Depositor shall be distributed using the applicable life expectancy as the relevant divisor without regard to
Section 1.401(a)(9)-2 of the proposed Income Tax Regulations.

(3) If the Depositor dies before his entire interest is distributed to him, the entire remaining interest in the custodial account will be distributed as follows:

         (a) If the Depositor dies on or after distributions have begun under paragraph (2) of this Article,the entire remaining interest must be distributed at least as rapidly as provided under paragraph (2) of this Article.

         (b) If the Depositor dies before distributions have begun under paragraph (2) of this Article, the entire remaining interest must be distributed as elected by die Depositor or, if the Depositor has not so elected, as elected by the Beneficiary or Beneficiaries, as follows:

                  (i) by December 3 1 st of the year containing the fifth anniversary of the Depositor's death; or

                  (ii) in equal or substantially equal monthly, quarterly or annual payments over the life or life expectancy of the designated Beneficiary or Beneficiaries starting by December 31st of the year following the year of the Depositor's death. If however,the Beneficiary is the Depositor's surviving spouse and subject to paragraph (e) of this Article, then this distribution is not required to begin before December 3 1 st of the year in which the Depositor would have attained age 70 1/2.

         (c) Subject to paragraph (e) of this Article, in the event of the death of the Depositor the surviving spouse Beneficiary may elect to treat theaccount as the spouse's own individual retirement account in accordance with 1.408-8 of the Proposed Income Tax Regulations.



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

         (d) Distributions under paragraph (2) of this Article are considered to have begun if the distributions are made on account of the Depositor reaching his required beginning date. If the Depositor receives distributions prior to the required beginning date and the Depositor dies, distributions will not be considered to have begun.

         (e) Notwithstanding the foregoing provisions, if the Beneficiary is a trust for the surviving spouse, and if a qualified terminal interest property marital deduction for federal estate tax purposes is allowable with respect to the distributions from the custodial account payable to such trust, then the distributions under this paragraph (3) shall be increased, if necessary, to assure that all of the annual income of the custodial account is distributed at least annually to the trust. Furthermore, if the Beneficiary is such a trust, all administrative charges and expenses of the custodial account shall be charged to principal and shall not reduce the annual income of the custodial account. The trustee of the trust shall have the right to request immediate payment of any part or all of the custodial account in order to satisfy any request by the surviving spouse to convert unproductive property into productive property or in order to make withdrawals in excess of the minimum required distributions. The provisions of this subparagraph (e) are subject to the applicable minimum distribution requirements. The Depositor shall be responsible for completing an appropriate Beneficiary designation to carry out the provisions of this subparagraph (e).

         (4) Life expectancy is computed by use of the expected return multiples in Table V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Depositor prior to the commencement of distributions under paragraph (2) of this Article or, if applicable, by the surviving spouse where the Depositor dies before distributions have commenced, life expectancies of a Depositor or spouse Beneficiary shall be recalculated annually for purposes of distributions under paragraph (2) and paragraph (3) of this Article. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse Beneficiary shall not be recalculated. Instead, life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which the individual attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has clasped since the calendar year life expectancy was first calculated.

         (5) An individual may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one Individual Retirement Account or Individual Retirement Annuity ("IRA") that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Depositor of two or more IRAs may use the "alternative method" described in Internal Revenue Service Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above.



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

ARTICLE V

Depositor's Declaration

         Except in the case of the Depositor's death, disability (as defined in Section 72(m) of the Code) or attainment of age 59 1/2, before distributing an amount from the account, the Custodian may require from the Depositor a declaration of the Depositor's intention as to the disposition of the amount distributed.

ARTICLE VI

Reports

         (1) The Depositor agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required pursuant to Section 408(i) of the Code and the Income Tax Regulations thereunder.

         (2) The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor at such time and in such manner and containing such information as is prescribed by die Internal Revenue Service.

         (3) The Custodian shall furnish the Depositor annual calendar year-end reports concerning the status of the custodial account as required by 1.408-5 of the Income Tax Regulations.

ARTICLE VII

Preemption

         Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence shall be controlling. Furthermore, any such additional Article shall be wholly invalid, if it is inconsistent, in whole or in part, with Section 408(a) of the Code and the Income Tax Regulations thereunder.

ARTICLE VIII

Amendments in General

         This Agreement shall be amended, from time to time, in order to comply with the provisions of the Code and Income Tax Regulations thereunder. Furthermore, other amendments may be made to this Agreement by the Custodian as provided herein.



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

ARTICLE IX

Accounting

         (1) All contributions made by the Depositor or the spouse of the Depositor and all investments made with such contributions and the earnings thereon shall be credited to an account maintained for the Depositor or the spouse of the Depositor by the Custodian. The Custodian shall keep accurate and detailed records of all contributions, receipts, investments, distributions, disbursements, and all other transactions. Any contribution or investment in the custodial account shall be held without distinction between income and principal.

         (2) After the close of each calendar year the Custodian shall render to the Depositor a written report of the Depositor's account as of each December 3
1. Such report shall be made available to the Depositor within the time and in a form prescribed by the Internal Revenue Service. The Custodian shall also render such reports as are regularly issued by J. C. Bradford & Co. to its customers (which may consist of copies of account statements regularly issued by J. C. Bradford & Co.).

         (3) In the absence of the filing in writing with the Custodian by the Depositor of exceptions or objections to the annual report within sixty days after the mailing of such report, the Depositor shall be deemed to have approved such report and the Custodian shall be released, relieved and discharged from all liability to anyone (including the Beneficiary) with respect to all matters set forth in such report as though such account had been settled by the decree of a court of competent jurisdiction. No person other than a Depositor may require an accounting or bring any action against the Custodian with respect to the account.

         (4) The Custodian shall have the right at any time to apply to a court of competent jurisdiction for judicial settlement of its accounts or for determination of any questions of construction which may arise or for instructions. The only necessary party defendant to such action shall be the Depositor but the Custodian may, if it so elects, bring in as a party defendant any other person or persons. The cost of any such accounting, including, but not limited to, attorney's fees and court costs, shall be charged to the account as an administration expense under Article XV.

ARTICLE X

Investment Powers

         (1) The Depositor shall have the full responsibility for directing the investment of all accounts credited to his account, including amounts earned therefrom. The Depositor further agrees that such directions shall be limited to investments approved by 1. C. Bradford & Co. from time to time for investments in IRA accounts. Further, non-brokered certificates of deposit, non-brokered notes (mortgages), closely held securities (in which J. C. Bradford & Co. does not participate in the subscription offer), and real estate (hereinafter collectively referred to as "Special Assets") are not permitted investments in the individual retirement account unless the Custodian has agreed to permit such investments in the account. The Depositor shall provide Custodian with an annual written valuation of all Special Assets valued as of each December 31 and upon such other times as the Custodian may require. If the Depositor fails to provide such valuations the Custodian may employ such appraisers as needed to make the valuation and charge the account for such appraisal. If Special Assets are received into the account, the Custodian will charge additional fees for receiving, maintaining, administering, safekeeping and selling such assets.

         (2) The Depositor's investment directions may be given to the Custodian either orally or in writing. The Depositor may delegate to an investment manager the Depositor's power to direct investment of the account; providing that the Custodian must be given a written notice in which the Depositor names and appoints the delegate, a signed copy of the written agreement between the Depositor and his delegate and any additional information and documents that the Custodian may then require. Any direction given by such delegate shall conclusively be presumed to be the direction of the Depositor until the Custodian receives written notice of revocation of such delegation.

         (3) The Custodian upon receipt of the Depositor's investment direction shall execute the direction as soon as practical, and shall send a written confirmation to the Depositor acknowledging the completion of the Depositor's transaction.

         (4) The Custodian shall have no right or responsibility (except as provided below) to make any investments or dispose of any investment held in the account, unless pursuant to the Depositor's direction. The Custodian shall have no responsibility to inquire into or question any such directions of the Depositor, to review the investments held in the account, or to give advice to the Depositor with respect to the retention or disposition of any assets in the account.

         (5) Dividends and earnings from the assets of the account will be retained in the account. Until such time as the Depositor has directed the Custodian with respect to his account, the Custodian shall invest the amounts so received in interest bearing accounts (at then current interest rates) maintained by the Custodian.

         (6) Notwithstanding anything herein contained to the contrary, the Depositor may direct the investment of dividends and earnings from the assets of the account pursuant to paragraph (2) of this Article.

         (7) The Custodian may retain cash in the account without investing the same.

         (8) As soon as practical after the Custodian shall have received notification of the death of a Depositor, all subsequent earnings in his account shall be reinvested in the money market fund designated by the Depositor prior to his death for the purpose of investment of income in accordance with paragraph (6) of this Article. All other assets in his account shall remain as invested until distributed in full to the Beneficiary of the Depositor or until the Beneficiary otherwise designates.

ARTICLE XI

Responsibility of the Custodian

         (1) The Custodian shall have no responsibilities or duties except for those specifically set forth in this Agreement. The Custodian shall have the power to hold any investment in bearer form or in the name of the Custodian or in the name of any nominee without qualification or description.



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

         (2) The Custodian shall have the power, pursuant to the Depositor's directions, to write covered listed call options against existing positions or to close such option contracts, to exercise conversion privileges, or rights to subscribe for additional securities and to make payments therefor.

         (3) The Custodian shall have the power, pursuant to the Depositor's directions, to invest and reinvest the assets of die account.

         (4) Pursuant to the directions of the Depositor, the Custodian shall have the power to consent or to participate in dissolutions, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting investments held by the Custodian. In the absence of such directions the Custodian shall take no action.

         (5) The Custodian shall have no duty or responsibility to diversify the assets of the account or to insure that the investment of such assets is authorized by the laws of any jurisdiction for purposes of trust investment.

         (6) The Custodian shall not vote any shares of investments held in the account except in accordance with the written instructions of a Depositor.

         (7) Neither the Custodian nor any agent of the Custodian shall have any power, authority or discretion to enter into a mutual agreement, arrangement or understanding on behalf of the Custodian or the agent, in which the Custodian or such agent agrees to render to the Depositor, advice which will serve as a primary basis for investment with respect to the assets of the account and which investment advice is individualized to the particular needs of the account.

ARTICLE XII

Designation of Beneficiary

         (1) Subject to applicable state law, the Depositor from time to time, may designate any Beneficiary or Beneficiaries (concurrently, contingently or successively) to whom the assets in the account are to be paid upon the Depositor's death. In certain community property states, the Custodian may require spousal consent to a non-spouse Beneficiary. Such designation shall be in writing and shall continue in effect until revoked by the Depositor during his lifetime by a subsequent designation in writing. 'Me Depositor is solely responsible for securing the spouse's consent and the Custodian shall not be liable to the spouse, any Beneficiary or any entity in regard to such consent or any payments related thereto.

         (2) If no such designation is in effect at the time of the Depositor's death or if the designated beneficiary of the Depositor shall not survive the Depositor, the Beneficiary shall be the spouse of the Depositor, or if there is no spouse living at the time of the Depositor's death, the Beneficiary shall be the estate of the Depositor.

         (3) After all custodian fees have been paid, the Beneficiary shall be entitled to the Depositor's entire interest in the event of the Depositor's death prior to the complete distribution of the entire interest.

ARTICLE XIII

Payment of Benefits

         (1) The Depositor shall notify the Custodian in writing signed by the Depositor of the time he wishes to receive his benefits and the form of the benefit in accordance with Article IV. The Custodian shall not be liable, for the proper application of any part of the account if the distributions are made in accordance with the written directions of the Depositor.

         (2) If the distribution is to be made in cash or kind the Depositor shall direct the Custodian as to what investments arc to be sold or distributed in order to comply with the direction. If the Depositor fails to so direct, the Custodian shall, to the extent necessary to comply with the direction to distribute, either sell investments for cash or distribute the assets of the account in the sole discretion of the Custodian and without liability to the Custodian.

         (3) If the Depositor dies before his entire interest in the custodial account is distributed to him, or if the distribution has been commenced to his surviving spouse and such surviving spouse dies before the entire interest is distributed to such spouse, the balance of his account shall be distributed to the Beneficiary in accordance with paragraph (3) of Article IV at the time and in the manner as directed by the Beneficiary entitled thereto.

         (4) If the Custodian is unable to make a distribution to a Depositor or a Beneficiary within a reasonable time after such payment is due because the Custodian cannot ascertain the whereabouts of the Depositor or the Beneficiary by mailing to the last known address of such individual, the Custodian shall take no action (other than paying Custodian's fees from the account) until such time as disbursement is possible or such funds escheat to a governmental agency by operation of law.

         (5) If the Depositor provides the Custodian written notice and evidence satisfactory to the Custodian that the Depositor is disabled within the meaning of Section 72(m)(7) of the Code, the Depositor may elect to receive his interest in his account in accordance with any of the settlement options set forth in
Article IV of this Agreement. The Custodian shall not be liable for any penalties or tax assessed because distributions under this paragraph fail to qualify as payments attributable to disability.

         (6) Prior to the expiration of the 2-year period beginning on the date the Depositor first participated in any SIMPLE IRA Plan maintained by the Depositor's employer, any rollover or transfer by the Depositor of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Depositor. Any distribution of funds to the Depositor during this 2-year period may be subject to a 25-percent additional tax if the Depositor does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Depositor may roll over or transfer funds to any IRA of the Depositor that is qualified under Section 408(a) or (b) of the Internal Revenue Code.

ARTICLE XIV

Rollover Contributions

         (1) The Custodian may receive from any individual a rollover contribution as described in Section 402(c); 403(a)(4); 403(b)(8) and 408(d)(3) of the Code, to be invested and distributed, pursuant to this agreement. Unless the Depositor otherwise directs the Custodian in writing, each rollover contribution received shall be held by the Custodian in a separate account and all earnings therefrom shall be credited to such account. The Custodian shall not accept other contributions to such an account unless the Depositor otherwise requests in writing. The Custodian shall have no obligation to ascertain whether or not such rollover is proper pursuant to the Code or the provisions of any other plan.

         (2) The Custodian may receive rollover contributions consisting of property which is obtainable through J. C. Bradford & Co. The Custodian may also receive as a rollover contribution such other property which is approved by the Custodian's Trust Division.

ARTICLE XV

Compensation

         (1) Depositor shall be charged by the Custodian for its services under this Agreement in accordance with the fee schedule of the Custodian in effect from time to time. The Depositor hereby covenants and agrees to pay the same.

         (2) The Depositor shall pay to the Custodian any taxes paid by the Custodian which may be imposed upon the account or the income thereof which the Custodian is required to pay, as well as all expenses of administration of the account including fees for legal services. The Depositor shall pay to the Custodian fees charged by the Custodian (including, but not limited to, legal fees incurred by the Custodian) for review of any divorce decrees, divorce agreements and/or court orders involving the custodial account and reserves the right to reject any such decrees, agreements or orders if such documents are not specific or correct.

         (3) The Depositor's account will be charged for all brokerage fees, other selling and buying expenses, and mutual fund management fees which arc allocable to the account.

         (4) In the event a Depositor (or his Beneficiary) fails to promptly pay the taxes, expenses, liabilities, or the Custodian's fees or compensation allocable to the account, after a demand for such payment has been made by the Custodian on the Depositor (or his Beneficiary, as the case may be) such liability shall be charged against the account. In this connection, the Custodian shall to the extent necessary to pay the liabilities, liquidate the assets of the account without liability to the Custodian.

         (5) If the account is insufficient to satisfy such liabilities (including if the account cannot be liquidated) or in the event a deficit should occur in the-account for any reason, the Custodian will charge the Depositor for such amounts as are unsatisfied and may terminate the account as provided in
Article XVIII. All monies and property carried by the Custodian at any time in any account of the Depositor (held either jointly, individually or otherwise) other than a Regulated Commodity account, or which may at any time be in the Custodian's possession or under its control for any purpose shall be collateral subject to a general lien and security interest for the discharge of all liabilities arising under this Agreement and of all deficits arising in the account, however and whenever arising. Should the Depositor fail to make any payment or satisfy any liability arising under this agreement or any deficit arising in the account, the Custodian is hereby authorized to sell any property in the account of the Depositor with the Custodian, or buy in any property which any such account may be short, or otherwise effect settlement for the purpose of satisfying any such liability or deficit which may arise. Any such sale, purchase or settlement may be made at the Custodian's discretion and at its prevailing commission rates on any exchange or market where such business is then transacted or at public auction or private sale without notice to the Depositor and without advertisement, tender or demand any kind on the Depositor, such notice, advertisement, tender or demand being hereby expressly waived by the Depositor.

         (6) The Custodian may at any time liquidate sufficient assets in the IRA to satisfy any obligations of the IRA and the Depositor and his Beneficiary or Beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his Beneficiary or Beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation.

ARTICLE XVI

Amendment

         (1) This Custodial Account Agreement is intended to be and to continue as a qualified individual retirement custodial account within the meaning of
Section 408 of the Code. The Depositor irrevocably delegates to the Custodian the power to amend this document in writing from time to time without the consent of the Depositor if such amendment is necessary to comply with provisions of the Code and related regulations, or to comply with regulatory or statutory revision or to maintain compliance with Federal and State laws. The Depositor irrevocably delegates to Custodian power to amend this Agreement in writing from time to time without the consent of the Depositor for any other amendments upon thirty (30) days prior written notice to the Depositor setting forth such amendment. Any amendment to the Agreement may be retroactively effective unless otherwise required by law.

         (2) Notwithstanding anything herein contained to the contrary, the Depositor may change his investment directions (in accordance with Article X), his Beneficiary designation (in accordance with Article XII), or the time or form for payment of benefits (in accordance with Articles IV and XIII).

         (3) Neither the Depositor nor the Custodian shall have the power to amend the Custodial Account Agreement in such manner as would cause or permit any pan of the benefits in the account to be diverted to purposes other than for the exclusive benefit of the Depositor or his Beneficiaries unless such amendment is necessary to conform the Custodial Account Agreement to or satisfy the conditions of any law, governmental regulation or ruling or to meet the requirements of the Code or any amendment thereof. Further, neither the Depositor nor the Custodian shall have the power to amend the Custodial Account Agreement in such manner as would cause the account to fail to qualify as an individual retirement account under Section 408 of the Code.

ARTICLE XVII

Termination and Transfer

         (1) A Depositor may terminate this Custodial Account Agreement at any time by delivery of written notice of such termination to the Custodian. Upon such termination, the Custodian shall continue to hold the assets and distribute them in accordance with the previous instructions of the Depositor and the provisions of this Agreement unless the Custodian receives other instructions from the Depositor (such as those involving a rollover) which the Custodian may follow, without liability and without any duty to ascertain whether such payout is proper under the provisions of the Code or of any other plan. If such other instructions involve a payout of the Depositor's benefits, the procedures set forth in Article XIII hereof shall be applicable.

         (2) Upon request of a Depositor in writing to the Custodian, the Custodian shall transfer all benefits of the Depositor to the Depositor, to a qualified employee retirement plan or to another individual retirement account established by the Depositor. The Custodian is authorized, however, to reserve such sum of money or investments as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for any other liabilities constituting a charge against the assets of the account or against the Custodian with any balance of such reserve remaining after the payment of all such items to be paid over to the successor trustee or custodian. If investments are retained for the aforesaid reasons, they shall be disposed of in accordance with
Article XIII. Upon any such transfer, the Custodian's accounting procedures set forth in Article IX hereof shall be applicable. The Depositor assumes all responsibility and liability for determining whether a transfer of benefits from this Agreement is permitted by the Code or state law.

         (3) This Custodial Account Agreement will be terminated in the case of complete distribution of the assets of the Depositor's Account.

         (4) The death of the Depositor shall not cause a termination of this Custodial Account Agreement.

ARTICLE XVIII

Resignation or Removal of Custodian

         (1) The Custodian may resign at any time upon thirty (30) days' notice in writing to the Depositor and may be removed by the Depositor at any time upon thirty (30) days' notice in writing to the Custodian. Upon such resignation or removal, the Depositor shall appoint a qualified successor custodian or trustee. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian or trustee, the Custodian shall transfer and pay over to such successor the assets of the accounts or account and all records pertaining thereto. The Custodian is authorized, however, to reserve such sum of money or investments as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liabilities constituting a charge against the assets of the accounts or account or against the Custodian with any balance of such reserve remaining after the payment of ail such items to be paid over to the successor custodian or trustee. If investments are retained for the aforesaid reasons, they shall be disposed of in accordance with Article XIII.

         (2) It shall be a condition of the removal of the Custodian by the Depositor that the Depositor shall have appointed a qualified successor custodian or trustee. In the event of the resignation of the Custodian and failure to appoint a qualified successor, the Custodian may designate a successor custodian(s) or trustee(s). Such designation or designations may be made in the alternative specifying the order in which the custodians or trustees names are to serve. Unless and until a custodian or trustee named shall commence to act hereunder, the designation of such custodian or trustee may be revoked by the custodian or trustee then acting in the same manner as the designation of such custodian or trustee was made.

         (3) In the event the Depositor fails to pay the Custodian's fees or compensation, the account cannot be liquidated in order to pay such fees or Compensation, and the Depositor fails to appoint a successor custodian or trustee within thirty (30) days after written notice is mailed by Custodian, then Custodian may terminate its custodial relationship and this individual retirement account and transfer the assets in the account to a regular brokerage account at J.C. Bradford & Co. In such event Custodian shall not be liable for taxes, penalties, interest or other damages resulting therefrom.

         (4) The Custodian shall substitute another trustee or custodian if the Custodian receives notice from the Commissioner of Internal Revenue that such substitution is required because it has failed to comply with the requirements of Section 1.401-(12)(n) of the Income Tax Regulations.

         (5) In the event a successor custodian or trustee is appointed the Custodian shall have the power to sell all the property in the account in order to convert such property into a form which the successor custodian or trustee may receive.

ARTICLE XIX

Miscellaneous

         (1) Unless specifically authorized in this agreement, the Custodian shall not, with respect to the account, exercise any discretionary authority or discretionary control respecting the management or disposition of its assets, or any discretionary authority or responsibility in its administration.

         (2) The Custodian shall not be liable for any tax attributable to the contribution or receipt of any excess contribution. The Custodian shall have no duty to determine whether contributions in any year exceed the maximum deductible for contributions to an account for federal or state income tax purposes.

         (3) The Custodian is not liable to the Depositor, his spouse, or other Beneficiaries for any loss, income tax liability or any other detriment to an account held by the Custodian pursuant to this Agreement caused by a transaction engaged in by the Depositor, his spouse, or other Beneficiary that is prohibited by Section 4975 of the Code.

         (4) The Custodian shall be fully protected in acting upon any instrument, certificate, power of attorney, appointment of investment manager or paper believed by it to be genuine and the Custodian shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing or other legality of such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained. The Custodian may rely upon, and act in accordance with, a power of attorney given by the Depositor to any person or persons or institution. The Depositor shall at all times duly indemnify and save harmless the Custodian from any liability which may arise hereunder except liability arising from the negligence or willful misconduct of the Custodian.

         (5) The Custodian shall not be liable for any losses which may result from its failure to act in the absence of directions from the Depositor, when such directions are prescribed by this Agreement.

         (6) The Custodian shall not be liable for any act or omission made with respect to the Custodial Account Agreement except for its intentional misconduct or negligence.

         (7) The Depositor may transfer part or all of his interest in his custodial account to the former spouse of the Depositor, or an individual retirement account established by such spouse, pursuant to a divorce decree or under a written instrument incident to a divorce.

         (8) Unless otherwise required by law, the terms and conditions of this Custodial Account Agreement shall be applicable without regard to the community property laws of any state.

         (9) The terms and provisions of this Custodial Account Agreement shall be construed according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Agreement into conformity with, the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended; and secondly, in accordance with the laws of the State of Tennessee. If any provisions of this Agreement shall be construed as if such provision had never been included, then this Agreement shall be deemed to contain the provision necessary to comply with such laws. Wherever applicable, the masculine pronoun as used herein shall include the feminine, and the singular the plural.

         (10) The Depositor herein agrees that he shall look solely to the assets of his account for the payment of any benefits to which he is entitled.

         (11) The Depositor shall notify the Custodian of any change in the Depositor's address.

         (12) If the custodial account acquires collectibles within the meaning of Section 408(m) of the Code after December 31, 1981, the investment in collectibles will be treated as a taxable distribution in an amount equal to the cost of such collectible and taxable as such.

         (13) If this custodial account is established by an employer for the exclusive benefit of its employees or their beneficiaries, then separate records will be maintained for the interest of each individual; provided, however, that the employer shall secure Internal Revenue Service approval of the custodial account pursuant to Section 408(c) of the Code.

         (14) This Agreement shall not be deemed to create a trust between the Custodian and the Depositor and his spouse or other Beneficiaries.

         (15) The Depositor certifies that:

                  (a) all contributions made to the custodial account are within the limits specified by applicable law;

                  (b) all contributions made by or on behalf of the Depositor have been made on a timely basis; and

                  (c) Depositor satisfied the eligibility requirements specified in the law to make such contributions.

         The Custodian may rely upon all such certifications of the Depositor, and shall not be liable for any mistake of fact or judgment with respect to any contribution into the custodial account

         (16) It is the Depositor's (or Beneficiary's in the event of the Depositor's death) responsibility and obligation to give written notice to the Custodian of the amount of each minimum distribution required in order to avoid the minimum distribution excise tax penalty under federal and state laws or to satisfy any qualified terminal interest property marital deduction distribution requirements. Such notice shall be delivered to the Custodian not more than thirty (30) days nor less than seven (7) days prior to each required minimum distribution date. The Custodian shall have no duty, obligation or responsibility to notify the Depositor or any Beneficiary of any obligation hereunder or to determine the amount of any minimum distribution and the Custodian shall not be liable for any penalties, taxes or interest of any kind related thereto.

         (17) If a custodial account is established for a minor, the guardian, custodian or other legal representative of the minor shall agree in writing to guarantee full payment of all compensation or fees payable to the Custodian herein. No investment direction shall be accepted by the Custodian from the minor and shall only be accepted from the guardian, custodian or other legal representative of the minor.

ARTICLE XX

Rights of Revocation

         (1) This Custodian Account Agreement may be revoked by the Depositor or rejected by the Custodian within seven (7) calendar days after the date upon which the Adoption Agreement is signed by the Depositor, in which event this Agreement shall be void from its inception, and all property contributed and all fees paid by the Depositor to the Custodian shall be returned to the Depositor. Notwithstanding the preceding sentence, the Custodian shall execute any investment directions of the Depositor during the seven (7) calendar days immediately following the date upon which the Depositor signed the Custodian Account Adoption Agreement.

ARTICLE XXI

Definitions

         The following words and phrases, when used herein, shall have the following respective meanings (unless their context clearly indicates otherwise):

         (1) Depositor: The individual who is eligible to establish a Simple Individual Retirement Custodial Account and who establishes a simple individual retirement custodial account under this Agreement by executing the IRA Adoption Agreement.

         (2) Beneficiary: A person, trustee, or entity (including but not limited to the Depositor's (or spouse's) estate, dependent (or dependents), designated in writing by the Depositor (or surviving spouse) to receive benefits payable under this Agreement, subsequent to the death of the Depositor (or surviving spouse).

         (3) Custodian: J. C. Bradford & Co., its successors and assigns.

         (4) Code: The Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

                              J. C. BRADFORD & CO.
            SIMPLE INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE STATEMENT

The following disclosure statement is provided to you in accordance with the Internal Revenue Code. It should be reviewed along with the Simple Individual Retirement Custodial Account Adoption Agreement, Simple Individual Retirement Custodial Account Agreement and Explanation of Fees. The information provided below reflects the provisions of the Internal Revenue Code as are effective January 1, 1997.

(A) Right of Depositor to Revoke Within Seven Days

Within seven (7) days after the date Depositor signs the Simple Individual Retirement Custodial Account Adoption Agreement, thereby acknowledging receipt of the Disclosure Statement, the Depositor shall have the right to revoke the Adoption Agreement. Such notification of revocation shall be in writing (specifically stating the Depositor's intention to revoke). Oral revocation is not permitted. The written notification of revocation shall be mailed or hand delivered to the Retirement Services Department, J. C. Bradford & Co., 330 Commerce Street, Nashville, Tennessee, 37201 on or before the end of the seven-day period. In the event the written notification is mailed, it shall be deemed mailed on the date of the postmark, or if sent by certified or registered mail, it shall be deemed to be mailed as of the date of certification or registration. If mailed, the written notice of revocation shall be mailed in the United States in an envelope, or other appropriate wrapper, and it shall be mailed by first class mail with the postage prepaid and properly addressed. Notification mailed or delivered after the sever, day period will be considered null and void, and will not cause an effective revocation. The phone number of the Retirement Services Department of J. C. Bradford & Co. is (615) 748-9434. The Custodian shall execute any investment directions of the Depositor during the seven (7) day revocation period.

(B) Internal Revenue Code Requirements with Respect to your Custodial Account

The Internal Revenue Code of 1986 (hereinafter referred to as die "Code") defines a Simple Individual Retirement Account as an Individual Retirement Account as a trust or custodial account (hereinafter referred to as die "account") maintained for the exclusive benefit of the Depositor or his beneficiaries pursuant to a written instrument, which contains the following provisions:

         (1) Except in the case of rollover contributions from another Simple Individual Retirement Account, contributions must be made in cash on behalf of the Depositor pursuant to a qualified salary reduction arrangement under the Simple plan described in Section 408(p) of the Code of die Depositor's employer.

         (2)      The Custodian must be a bank or other organization, such as J.
                  C. Bradford & Co., which has been qualified by the Internal Revenue Service to serve as trustee or custodian.

         (3) No portion of the funds in the account may be invested in life insurance contracts or collectibles.

         (4)      The interest of a Depositor in his account is nonforfeitable.

         (5) The assets of the account will not be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5) of the Code).

         (6) Distributions may begin when the Depositor reaches age 59 1/2; however, distributions must begin on or before the first day of April following the calendar year in which the Depositor attains age 70 3A ("required beginning date"). A Depositor who becomes disabled may elect to receive distributions without regard to age. Upon reaching the required beginning date, distribution must be made in a single sum payment, or in equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the Depositor's life expectancy or in equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his designated beneficiary. Life expectancy is calculated based upon Treasury regulation tables. Even if payments based on life expectancy have begun, the Depositor may give written notice to the Custodian to receive a distribution of the balance of the account. However, the Depositor must give written notice to the Custodian not more than 30 days and not less than 7 days prior to the date a minimum distribution is required.

         (7) If the Depositor dies on or after his required beginning date and distribution of his interest has begun, then the remaining portion of such interest will continue to be distributed under the method being used prior to the Depositor's death. If the Depositor dies beforedistribution of his interest commences, then the entire account will be distributed at the election of the beneficiary or beneficiaries in accordance with one of the following:

                  (a) The entire account will be paid by December 31 of the year in which the fifth anniversary of die Depositor's death occurs.

                  (b) If the Depositor's account is payable to a designated beneficiary who is an individual, the account will be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries. If the spouse of the Depositor is not the beneficiary, payment must begin by the December 31 of the year following the Depositor's death. If the spouse is the beneficiary, then payments shall begin prior to the date on which the deceased Depositor would have attained age 70 1/2. The beneficiary (including the spouse) may at any time elect to receive greater payments.

                                    The election of either (a) or (b) must be
                           made by the December 31 following the year of the Depositor's death. If the beneficiary or beneficiaries do not elect either (a) or (b), then distribution will be made in accordance with (b) if the beneficiary is the spouse of the Depositor, or
                           (a) if the beneficiary or beneficiaries are or include anyone other than the spouse.

         (8) If the spouse of the Depositor is the designated beneficiary, and if the entire account is paid in a single sum, the spouse can rollover all or part of the payment to the spouse's IRA provided the rollover is made within 60 days of receipt of payment. In such a case the surviving spouse would not have to begin receiving distributions from the IRA until age 70 1/2. However, distributions prior to 591/2 would generally be subject to the 10% premature distribution penalty.

         (9) If the spouse of the Depositor is the designated beneficiary, then the spouse may elect to maintain the account as her own account. The surviving spouse shall be deemed to have elected to maintain the account as her own if the spouse fails to elect either (a) or (b) above or the spouse makes additional contributions to the account. If the spouse dies prior to receiving distributions from the Depositor's Simple IRA, distributions must be made under the rules applicable as if the spouse were the Depositor.

         (10) If the designated beneficiary is a trust for the Depositor's surviving spouse and a qualified terminal interest property marital deduction for federal estate tax purposes is allowable with respect to the distributions from the custodial account payable to such trust, then the distributions required above Will be increased, if necessary, to assure that all of the annual income of the account is distributed at least annually to the trust. Furthermore, all administrative charges and expenses of the account shall be charged to principal and shall not reduce the annual income of the account. The trustee of the trust shall have the right to request immediate payment of any part or all of the custodial account in order to satisfy any request by the surviving spouse to convert unproductive property into productive property or in order to make withdrawals in excess of the minimum required distributions. The provisions of this subparagraph are subject to the applicable minimum distribution requirements. The Depositor shall be responsible for completing an appropriate Beneficiary designation to carry out the provisions of this subparagraph
                  (10).

         (11) If the Depositor dies before his account balance has been distributed to him, and the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted by the Custodian. Further, the Simple IRA may not be rolled over to another IRA.

(C)      Income Tax Consequences of Establishing An Account

         (1)      No Income Tax Deduction

                  (a) Except for rollover contributions from another Simple IRA, a Depositor may not make a contribution to the account since all contributions must result from a Simple IRA Plan of the Depositor's employer. Accordingly, the Depositor does not take a deduction on the Depositor's income tax return for amounts transferred or contributed to the account. Earnings while in the Simple IRA are generally tax-deferred until distributed.

         (2)      Taxation Upon Distribution

                  (a) The full amount of any distribution from the Simple IRA will be taxed as ordinary income to the recipient.

                  (b) A distribution from this Simple IRA may be a tax-free-rollover if the entire amount received is rolled over within 60 days of receipt to another IRA. However, a twenty-five (25%) percent penalty tax (discussed below) may apply if the rollover is not made to another Simple IRA. Tax-free rollovers from one Simple IRA to another IRA may occur only once each year.

         (3)      Rollover Contributions to this Account.

                  (a) A rollover contribution is a tax-free transfer of funds from one retirement savings program to another. No tax deduction is allowed for a rollover contribution. All rollover contributions to this Simple IRA must come from another Simple IRA and must satisfy the following requirements:

                           (i) The entire amount received must be paid into this Simple IRA within sixty (60) days after the amount is received.

                           (ii) Withdrawal of assets from another Simple IRA for the purpose of a rollover to this Simple IRA may occur only once within any one-year period. The one-year rule does not apply to direct transfers between Simple IRA custodians or trustees.

                           (iii) The rollover contribution must include the entire interest which the Depositor received from other Simple IRA and must be in the form of the identical property received from that Simple IRA.

                           (iv) A minimum distribution from another Simple IRA may not be rolled over to this Simple IRA.

         (4)      Rollover Contributions from this Account

                  (a) A tax-free rollover from this Simple IRA to another IRA (either Simple or regular) must satisfy the following requirements:

                           (i) The entire amount received must be paid into the other IRA within sixty (60) days after the amount is received. If the other IRA is not a Simple IRA a twenty-five (25%) percent penalty tax (discussed below) may apply.

                           (ii) Withdrawal of assets from this Simple IRA for the purpose of a rollover to another IRA may occur only once within any one-year period. The one-year rule does not apply to direct transfers between this Simple IRA and another IRA custodian or trustee.

                           (iii) The rollover contribution must include the entire interest which the Depositor received from this Simple IRA and must be in the form of the identical property received from this Simple IRA.

                           (iv) A minimum required distribution from this Simple IRA may not be rolled over to another IRA.

         (5)      Estate and Gift Taxes

                  (a) Upon the death of the Depositor, the value of the account is part of the Depositor's gross estate for Federal estate tax purposes and may incur Federal estate taxes. Depending upon the applicable state law, the account may or may not be subject to state inheritance or estate taxes.

                  (b) The account may be made payable to a trust that qualifies for the qualified terminal interest property marital deduction.

                  (c) Amounts withdrawn from the account and given as a gift are subject to Federal (and possibly state) gift tax laws and may incur gift taxes.

                           However, a Depositor's revocable election to have a distribution payable to a beneficiary upon the death of the Depositor will not be treated as a gift subject to gift tax. Because of the complexity of the rules relating to income taxes, estate and gift taxes, rollover contributions and the tax implications, you should consult your tax advisor before taking any action.

(D)      Additional Limitations and Prohibitions

         (1) A Depositor, his spouse and his beneficiary are prohibited from engaging in a prohibited transaction described in Section 4975(c) of the Code with respect to his account. If such a transaction is engaged in, the account will lose its tax-exempt status and the fair market value of the account will be subject to income tax in the taxable year in which the prohibited transaction occurs (this is considered a premature distribution under subsection 4 below). Generally, prohibited transactions include the direct or indirect (a) sale or exchange, or leasing, of any property; (b) lending of money or other extension of credit; (c) furnishing of goods, services or facilities between die Depositor or a beneficiary or other disqualified person and the Simple IRA; (d) transfer to, or use by or for the benefit of the Depositor or a beneficiary or other disqualified person, of the income or assets of the Simple IRA; (e) dealing by the Depositor, beneficiary or other disqualified person with the assets of the Simple IRA in his or her own interest or own account; or (f) receipt by any disqualified person who is a fiduciary from a party dealing with the Simple IRA of any consideration in connection with any transaction involving the income or assets of the Simple IRA.

         (2) The acquisition in die account of any collectible will be treated for purposes of Sections 402 and 408 of the Code as a distribution from the account in an amount equal to the cost to the account of the collectible and will be taxable as such. This is considered a premature distribution under subsection (4) below. The term "collectible" means any work of art, rug, antique, metal, gem, stamp, coin, alcoholic beverage, or other tangible personal property specified as such by the Secretary of the Treasury for the purposes of
Section 408(m) of the Code. However, certain designated gold Or silver coins and certain coins issued by States of the United States are permitted investments.

         (3) If a Depositor uses all or any portion of his account as security for a loan, then the portion of the account so used is treated as having been distributed to such individual and the benefited individual must include such distribution in his gross income for the year in which he so uses the account. This is considered a premature distribution under subsection (4) below.

         (4) A ten (10%) percent penalty tax is imposed on distribution made before the Depositor attains age 59 1/2, unless such distribution is made on account of (a) death, (b) disability, or (c) the distribution is part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Depositor or the joint lives (or joint life expectancies) of the Depositor and his designated beneficiary. If a distribution occurs during the first 2 year period beginning on the first day on which contributions are made by the Depositor's employer into the account) which incurs the penalty tax, then the ten (10%) percent penalty tax in the preceding sentence is increased to a twenty-five (25%) percent penalty tax. The penalty tax will not apply to a rollover to another Simple IRA. Further, after the Depositor has participated in a qualified salary reduction arrangement pursuant to a Simple plan maintained by the Depositor's employer for the 2 year described above, the penalty tax will not apply to a rollover to a regular IRA.

         (5) After a Depositor attains age 70 1/2, if the required distributions do not equal or exceed certain minimums, a non-deductible excise tax of fifty (50%) percent will be imposed upon the difference between the amount required to be distributed and the amount actually distributed.

         (6) The Depositor (and Spouse in the case of a Spousal IRA) must file Form 5329 (Return for Individual Retirement Arrangements Taxes) with the Internal Revenue Service only if he owes a penalty tax for a premature distribution or an under-distribution.

         (7) The Custodial Account Agreement is on a form approved by the Internal Revenue Service for use in establishing custodial accounts.

         (8) Further information pertaining to the laws and regulations governing Simple Individual Retirement Accounts may be obtained from any district office of the Internal Revenue Service.

         (9) If the Depositor is a resident of a community property state and the Depositor desires to name a beneficiary other than the Depositor's spouse, then the Depositor is solely responsible for securing the spouse's consent and the Custodian shall not be liable to the spouse, any beneficiary or entity in regard to such consent. The Depositor should consult an attorney in regard to any such spousal consents.

(E) Investments

         (1) The Depositor is responsible for directing the Custodian with respect to the investment of all contributions and earnings therefrom. The Custodian has no discretion or duty, in the absence of the Depositor's direction or as mandated in the Custodial Account Agreement, to invest any funds. Further, the Depositor assumes all investment risks with regard to such investments. Non-brokered certificates of deposit, non-brokered notes (mortgages), closely held securities (in which J. C. Bradford & Co. does not participate in the subscription offer), and real estate (collectively referred to as "Special Assets") are not permitted investments in the account unless the Custodian has agreed to permit such investments in the account. The Depositor shall provide valuations of any Special Assets. If the Depositor fails to provide such valuations then the Custodian may employ appraisers to make such valuations. Any appraiser fees shall be charged against the IRA account and the Depositor will be liable for any deficiency.

         The Depositor may only direct the investment of the assets of the account into investments obtainable through J. C. Bradford & Co. Assets of the account may not be invested in "Collectibles" as defined in Section 408(m) of the Code (see paragraph D(2) above).

         (2) The Depositor may delegate to any person or institution (other than the Custodian) the Depositor's power to direct investment of the account as long as the Custodian is given advance written notice in which the Depositor names and appoints the delegate, a signed copy of the written agreement between die Depositor and his delegate and any additional information and documents the Custodian may require. Any direction given by the delegate is conclusively presumed to be the Depositor's direction until the Custodian receives written notice of revocation of the delegate's authority.

         (3) The Custodian upon receipt of the Depositor's investment direction shall execute the direction as soon as practical, and shall send a written confirmation to the Depositor acknowledging the completion of the Depositor's transaction.

         (4) Dividends and earnings from the assets of the account will be retained in the account. Until such time as the Depositor has directed the Custodian with respect to his account, the Custodian shall invest the amounts so received in interest bearing accounts (at then current interest rates) maintained by the Custodian.

         (5) The Depositor shall have the power to make a continuing investment direction with respect to the dividends and earnings received by the account from the assets of the account. A continuing investment direction can be made either orally or in writing to the Custodian.

         (6) Such amounts received shall be reinvested as directed in the Depositor's continuing investment direction; provided that such amount equals or exceeds the minimum investment requirements then in effect for the designated investment.

         (7) The Custodian may retain cash in the account without investing the same.

         (8) As soon as practical after the Custodian receives notification of the death of a Depositor, all subsequent earnings on his account shall be reinvested in the money market fund designated by the Depositor prior to his death for the purpose of investment of income. All other assets in his account shall remain as invested until distributed in full to the Beneficiary of the Depositor or until the Beneficiary otherwise designates.

(F)      Fees and Financial Matters

         (1) A fee schedule setting forth the annual maintenance and transfer fee and any other fees is outlined in the Explanation of Fees. Such fee schedule may be amended from time to time by the Custodian. Annual maintenance fees and any other fees will be charged to the Simple IRA account each June for that calendar year or upon termination of the Simple IRA if the fee has not been charged for such year. This applies to Simple IRA's and rollover Simple IRAs. Fees will not be prorated.

         A Depositor may pay the maintenance fee within the times specified by the Custodian. If the Depositor fails to pay the maintenance fee within such times, then Custodian will liquidate sufficient assets within the Simple IRA to satisfy the fees and cannot be held accountable or liable for choosing a specific asset or assets to liquidate.

         Payments received after June I cannot be used to reimburse the Simple IRA account but will apply as a credit against the next year's annual maintenance fee after satisfying any current outstanding fee balance. If sufficient assets cannot be liquidated, the Simple IRA account will be closed out and remaining assets transferred to an individual brokerage account at J. C. Bradford & Co. The Depositor is personally liable for full payment to the Custodian for all fee deficiencies including any debit balances. By entering into the Adoption Agreement, Depositor and his beneficiary or beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his beneficiary or beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation and account termination. J. C. Bradford & Co. cannot be held responsible for any taxes, interest and penalties that may be assessed on such distributions.

         (2) Normal J. C. Bradford & Co. brokerage fees, and buying and selling expenses will be charged for each transaction involving an investment.

         (3) The Custodian will charge this Simple IRA for any special reports or returns required to be filed with the Internal Revenue Service such as Form 990T.

         (4) The Custodian may at any time liquidate sufficient assets in the Simple IRA to satisfy any obligations of the Simple IRA and the Depositor and his beneficiary or beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his beneficiary or beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation.

         (5) Any taxes of any kind which may be imposed with respect to the account and any administrative expenses, including but not limited to custodial and brokerage fees, shall be paid by the Depositor. If not paid by the Depositor, such amounts shall be paid from the account and will constitute a lien against such account until paid.

         (6) The earnings of each separate account will be allocated to such account.

         (7) Growth in value of this account is neither guaranteed nor capable of projection.

         (8) The Custodian will charge a one-time fee for handling Special Assets. Additionally, die Custodian may charge for any valuation of Special Assets.

         (9) The Custodian may charge the account for review (including legal fees incurred) of any separation and divorce orders, decrees or agreements.

IRA as an Investment Conduit - "Rollovers"

Permissible Tax-Free Transfers

1.       From a Simple IRA to a Simple IRA.

2. After the 2 year period beginning on the date which the Depositor's employer first contributes to the Simple IRA, from a Simple IRA to a regular IRA.

General Conditions

1.       Rollovers or transfers to this Simple IRA must come from another Simple
         IRA.

2. Rollovers; must be received by the Simple IRA within 60 days after distribution is received.

3. Only one tax-free rollover per year. However there are no restrictions on the number of transfers between custodians or trustees.

Limits on Amount of Rollovers and Transfers

1.       No dollar limit.

2. All or any portion of the distribution minus any required minimum distribution for such year. Note: Any amount not rolled over does not qualify for capital gains provision and/or special ten year averaging provision.

3.       No endowment or life insurance contracts.

Additional Information For Simple IRAs

Permissible Investments

1. As examples, stocks, mutual funds, corporate and government bonds, plus savings media approved by the Trustee.

2. Not limited to the example above but cannot purchase collectibles. Further, Special Assets are not permitted investments in the individual retirement account unless permitted by the Custodian.

3.       Custodian will hold assets in an account with your Broker.

4. Investments not generating confirms must be accompanied by written instructions.

Distributions

1. Permitted after 59 1/2 years or in the event of permanent disability or death or if distributions paid in substantially equal periodic payments (not less frequently than annually) over life expectancy.

2. If any individual receives a distribution prior to one of these events, there is a non-deductible penalty tax of 10% which increases to 25% if the distribution occurs within the first 2 year period after funds are first contributed to the Simple IRA by the Depositor employer.

3. Distributions must start not later than April I of the following calendar year in which die Participant attains 70 1/2 years of age.

4. If the distribution selected does not equal or surpass IRS minimums, a non-deductible excise tax of 50% will be imposed upon the difference between the amount required and the amount distributed.

5. The taxability at distribution is as normal income received. Ten Year and Five Year Averaging are not permissible. The tax status during the accumulation period is exempt.

Explanation of Fees

Annual Maintenance Fee for each Simple IRA - $35 (not prorated)

The Custodian will charge a one-time S 100 fee for receiving, maintaining, administering, safekeeping and selling non-brokered certificates of deposit, non-brokered notes (mortgages), closely held securities (in which J. C. Bradford & Co. does not participate in the subscription offer), and real estate. Additionally, the Custodian may charge for appraisals of such Special Assets.

The Custodian will charge a $100 fee for riling IRS Form 990T.

Transfer Fee - $50 plus that year's maintenance fee

This fee is charged when Simple IRA assets are transferred to another financial institution. The fee must be paid prior to transfer by the Depositor or the successor custodian or trustee. This fee schedule may be amended at any time by the Custodian (J. C. Bradford & Co.).

By entering into the Adoption Agreement, Depositor and his beneficiary or beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his beneficiary or beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation and account termination. J. C. Bradford & Co. cannot be held responsible for any taxes, interest and penalties that may be assessed on such distributions.

                                   SIMPLE IRA
                         DISCLOSURE STATEMENT AMENDMENT

AMENDMENT TO YOUR SIMPLE IRA

This SIMPLE IRA disclosure statement amendment updates your Individual Retirement Account (SIMPLE IRA) documents we previously provided to you. The information provided below amends your disclosure statement for recent law changes resulting from the Taxpayer Relief Act of 1997.

Unless directed by us to do so, you do not need to sign or return anything to us for this amendment to apply to your SIMPLE IRA. Your beneficiary designation we have on file will remain in effect unless you change it by completing and signing the form which we have for this purpose.

We recommend that you review this information carefully and keep it with your other SIMPLE IRA information.

DISCLOSURE STATEMENT

PERMISSIBLE SIMPLE IRA INVESTMENTS EXPANDED - You may not invest the assets of your SIMPLE IRA in collectibles (within the meaning of Internal Revenue Code
(IRC) Section 408 (m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible personal property specified by the Internal Revenue Service. Specially minted United States gold and silver bullion coins and certain state-issued coins are permissible SIMPLE IRA investments. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion (as described in Internal Revenue Code Section 408(m)(3)) are also permitted as SIMPLE IRA investments.

SIMPLE IRA TO ROTH IRA ROLLOVERS - If your adjusted gross income is less than $100,000, you are eligible to roll over (or convert) all or any portion of your existing SIMPLE (or Traditional) IRA(s) into your Roth IRA(s). To roll assets from your SIMPLE IRA to a Roth IRA, at least two years must have passed since you first participated in a SIMPLE IRA plan sponsored by your employer.

The amount of the rollover from your SIMPLE (or Traditional) IRA to your Roth IRA shall be treated as a distribution for income tax purposes and is includible in your gross income (except for any nondeductible contributions). Although the rollover amount is generally included in income, the 10 percent early distribution penalty shall not apply to rollovers or conversions from a SIMPLE (or Traditional IRA) to a Roth IRA, regardless of whether you qualify for any exceptions to the 10 percent penalty.

If you roll over assets from your SIMPLE (or Traditional) IRA to your Roth IRA prior to January 1, 1999, you may spread the amount of the distributions which must be included in gross income ratably over a four year period beginning with the year in which the payment or distribution is made.

NEW EXCEPTIONS TO 10 PERCENT EARLY DISTRIBUTION PENALTY - If you are under age 59 1/2 and receive a SIMPLE IRA distribution, an additional tax of 10 percent will apply, unless made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal period payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for health insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. Beginning January 1, 1998, payments to cover certain qualified education expenses and distributions for first-home purchases (up to a life-time maximum of $10,000) are exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income. If less than two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer, the early distributions penalty shall be increased from 10% to 25%.

REPEAL OF EXCESS DISTRIBUTION PENALTY - Prior to 1997, you would have been taxed an additional 15 percent on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities, Traditional IRAs and SIMPLE IRAs which exceeded $112,500 (indexed each year for the cost of living). Certain exceptions applied. If you received an excess distribution as described above, your tax advisor could determine if these exceptions applied to you. This tax is referred to as an excess distribution penalty. However, this tax is repealed effective for all payouts received after December 31, 1996, as a result of the Taxpayer Relief Act of 1997.

REPEAL OF EXCESS ESTATE ACCUMULATION PENALTIES - In the past, your estate would have paid additional federal estate tax if you died with an excess retirement accumulation. An excess retirement accumulation existed if, at the time of your death, the value of all your interests in qualified plans, tax-sheltered annuities and Traditional and SIMPLE IRAs exceeded the present value of an annuity with annual payments of $112,500 (indexed each year for the cost of living), payable over your life expectancy immediately before your death. This tax was referred to as an excess retirement accumulation tax penalty. However, this tax is repealed for estates of decedents dying after December 31, 1996, as a result of the Taxpayer Relief Act of 1997.